EXHIBIT 99.37

ASHFORD HOSPITALITY TRUST
Second Quarter 2004 Conference Call

Introductory Comments – Tripp Sullivan

Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2004. On the call this morning will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.

As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

I will now turn the call over to Monty Bennett. Please go ahead, Monty.

Operational Highlights – Monty Bennett

Good morning. This morning we would like to update you on our investment activity, discuss our operating performance in the quarter, provide an assessment on the current state of the lodging market, talk about how we are financing our growth, and share with you the current state of our investment pipeline.

No matter which source we read of late, the consistent theme is one of continued improvement in lodging fundamentals. Smith Travel Research announced this week that industry-wide Revpar was up 7.1% for the month of July with gains in both the leisure and business segments. Predictions of new supply growth for 2004 and 2005 remain at 1 – 1.5%. As the economy continues to grow, we expect this favorable supply and demand imbalance to continue for the foreseeable future.

Second Quarter Conference Call Outline

I’d like to call your attention to a number of points that we believe are significant.

1.	We are finding solid investment opportunities in the marketplace. The 9 hotel portfolio we announced yesterday on a trailing twelve month basis produced an EBITDA yield of 12.6% unleveraged. Assuming leverage of 55% with terms identical to the Merrill Lynch financing announced yesterday as well, the trailing twelve leveraged returns are over 20% on a current basis.

2.	The 9 hotel, 900 room portfolio is a great investment play with strong initial yields, midscale to upscale properties, with Hilton and Marriott brands at a very attractive trailing EBITDA.

3.	We are meeting our investment pace. At our IPO, we said we’d be fully invested, which would be $500M to $600M in total assets, depending upon whether we are levered 50 to 60%, within 12 months. At the 11 month mark, we have closed or announced over $480M worth of deals.

4.	Revpar for the Company in the 2nd quarter was up 1% on a comparable basis. This is comprised of our renovated hotels which are up 6%, while the average is brought down by those hotels that were undergoing significant renovation. Even so, our hotel operating profit for the entire portfolio was up 10% year over year on a comparable basis.

5.	The $210M Merrill Lynch financing at LIBOR+195 is, in our opinion, very attractive. I encourage you to take a look at yesterday’s release to learn about the details of all our financing activities.

6.	We continue to build a collection of diverse, yet attractive investments. We are diverse by investment type, that is, loans and direct investment, by service segment – full service, select service, and extended stay, by brand – predominately Hilton, Marriott, and Starwood – and by geography – with assets virtually in every part of the country.

7.	We were able to announce our dividend earlier than originally anticipated, announcing and paying a divided of 6 cents per share at the end of the 1st quarter, and 10 cents per share at the end of the 2nd quarter.

8.	The last conference call, we indicated that we had a pipeline of $200 million. Since then, we have closed or announced approximately $100 million of transactions with some transactions falling out, others being added to the pipeline, and some we are still working on. We remain optimistic about the opportunities still available in the marketplace.

Second Quarter Conference Call Outline

I will now turn the call over to David Kimichik for the financial review.

Financial Review – David Kimichik

I would like to highlight some data from yesterday’s release and provide a few comparisons that will hopefully help you in understanding our financial results. I will talk about our financial statements and then the combined operating results table for the second quarter. First I will talk about our balance sheet. Given the number of financing transactions completed or announced subsequent to the end of the quarter, our balance sheet statistics as of June 30th are a little out of date. Where appropriate I will provide the updated statistics:

•	As of June 30th, the Company had $358 million of total assets including $28.6M of cash. We currently have $43 million of cash available.

•	All but $22 million of our $133 million of debt outstanding was variable rate debt at quarter end with a weighted average interest rate of 4.9%. As of today, we have $204 million outstanding with all but $22 million being variable rate debt with a weighted average interest rate of 5.6%. As part of the recently announced $210 Merrill Lynch financing, we intend to swap 1/2 of this loan to a fixed rate. At that time, the Company will have $294 million of debt with 57% floating and 43% fixed. Our blended interest rate on all debt is expected to be 4.9%.

•	As of August 4th, we owned 23 hotels comprised of 7 Embassy Suites, 2 Radisson hotels, 2 Doubletree Guest Suites, 2 Hampton Inns, 4 Springhill Suites by Marriott, 1 Sheraton, a Hilton Garden Inn, a Homewood Suites, one independent, one Fairfield Inn & Suites and one Residence Inn by Marriott with a total of 3,469 rooms.

•	14 of these hotels are managed by Remington Lodging and Hospitality, 4 are managed by Noble Investment Group, one by PM Hospitality Strategies and 4 by Day Hospitality Group.

•	Our loan portfolio is comprised of four Mezzanine Loans and one first mortgage participation for a total of $72M. Our blended yield on our loan portfolio is 11.5%.

•	We are progressing well on our renovation programs. At June 30th we had four assets under significant renovation with a committed investment plan of approximately $8.2 million. At the end of the quarter, we had spent approximately $5.7 million on these plans and as of today that amount has increased slightly to $7 million. We completed all renovations at the end of July – except for the Embassy Suites in Phoenix which should be completed in the next 45 days.

•	Currently, we have 31.6 million fully diluted shares and units outstanding.

Now I will talk a little bit about our Income Statement

•	During the second quarter we reported net income of $1,694,000, or $0.07 per share, up from $.02 per share in the first quarter.

Second Quarter Conference Call Outline

•	FFO was also up significantly from $2,435,000, or $0.08 per share, in the first quarter to $4,254,000, or $0.14 per share in the second quarter. The dividend of $0.10 per share for shareholders of record on June 30th was up as well from $0.06 per share declared for the first quarter. Given the number of acquisitions we have completed so far this year and the improvement we have seen in our operating performance, we hope to continue to grow these numbers.

•	EBITDA showed improvement as well in the quarter, increasing to $6,284,000 from $3,209,000 in the first quarter.

•	As was the case in the previous three quarters, our straight up year over year comparisons to our predecessor company are not very meaningful. These will begin to take on some meaning beginning with the first quarter of 2005. In the interim, there are several measures that are meaningful for tracking our progress. These statistics are noted in the release so I will highlight just a few.

•	First, second quarter RevPAR. We divided up this table into two groups: All hotels & renovated hotels.

•	The Renovated Hotels category includes the six original hotels plus the 12 hotels we had acquired as of June 30th less the four hotels under renovation as of June 30th for a total of 14 hotels. We believe this is the most relevant group to track as it demonstrates the strength of the properties we have acquired as well as our ability to generate operational improvements. RevPAR for this category was up 6% over Q2 2003 to $81.57 on a 5.9% increase in ADR and a 14-basis point increase in occupancy to 76.94%.

•	Another relevant metric is the pro forma calculation of hotel operating profit we provided in the release. This calculation includes all 18 properties. We were able to increase operating profit in the second quarter by 9.9% over the prior-year period, or an improvement in operating margin of 2.6%. Overall, we saw improvement in rooms flow-through and a 7 point improvement in F&B flow through.

I’d now like to turn it over to Doug Kessler to discuss our ongoing investment plan and pipeline.

Investment Highlights – Douglas Kessler

Thank you, David, and good morning. The basic theme of my comments is that we are right on track with what we’ve been telling the market we’d accomplish within the first twelve months of operations from an investment standpoint. With the expected closing later this month of the acquisition announced yesterday of nine hotels from Dunn Hospitality Group, we are right on our target of $500 million in investments during the 12 months following our IPO.

Our original target for the portfolio was 60% — 80% of direct hotel investments with the balance in mezzanine loan investments. Currently, 85% of the $480 million in investments completed or committed are direct hotel investments with 15% in mezzanine loans. As we discussed last quarter, the number of opportunities available in direct hotel investments is consistent with where the lodging investment cycle is currently. Going forward, we expect a continued high percentage allocation to direct hotel investments with our remaining capital.

Second Quarter Conference Call Outline

In terms of our direct hotel investments, our investment yields are also right on track. The original target for direct hotel investments was a range of 9.5% - 10.5% trailing 12 month EBITDA yields, while mezzanine loans would have initial unleveraged yields in the 11% — 12% range. We have exceeded the direct hotel investments’ range for hotels that we have acquired since the IPO with an average trailing EBITDA yield at the time of announcement of approximately 11.3%. A number of our most recent acquisitions have been well above this range including the just announced Dunn portfolio – at 12.6%. We continue to seek out deals at the higher end of the range, however we will also closely review larger full service acquisitions that while accretive, have most of their upside a few years out. We believe that we have a competitive market advantage by sourcing deals, such as the Dunn transaction, that are not being widely brokered. We have multiple campaigns to turn up deals via a very proactive effort.

Our investment strategy remains on track with having a diversified platform. We overweight capital in those areas with the best returns and underweight in other areas for balance. Including closed or recently announced deals, we now have 32 hotels containing over 4400 rooms across 11 brands and one independent. Fifty-two percent of our hotels are Hilton branded, 30% are Marriott branded, and 4% are Starwood branded, with the rest being a variety of other brands. Over 57% of the portfolio is in the full service segment, 33% in the select service segment, and 10% in the extended stay segment. Forty-four percent of our portfolio is upper-upscale and 38% is upscale, which positions Ashford in high RevPAR growth segments. We are also diversified by geography, market location, and demand generators. To date we have 30% of the assets in the South Atlantic region, 24% in the Midwest, 13% in the Northeast, 13% in the Southeast, 13% in the Mountain Region, and 7% in the West South Central Region. We have also diversified our property management by keeping four different existing management companies in place under performance contracts in more than half of the properties we have acquired.

Now, let’s turn to our mezzanine strategy. Our closed mezzanine loans have initial unleveraged yields that average 11.5% – the midpoint of our targeted range of 11-12%. We continue to see financing opportunities consistent with our targeted range. To date, our pricing is based upon a grid with the minimum spread above LIBOR of 900 basis points. We are now a recognized mezz lender in the industry and are contacted directly by brokers, borrowers and first mortgage providers. We have established relationships with leading real estate lenders who have experienced the benefits of teaming up with Ashford.

The loan portfolio consists of 21 different hotels containing over 7,500 rooms across seven different brands and one independent. The portfolio is 100% full service upper-upscale hotels that are geographically dispersed. It includes purchases, originations, high quality assets, well-known owners, and a healthy blend of single asset and portfolio collateral. Our targeted allocation as a percentage of the total portfolio for mezzanine investments in the near term will be closer to the 10% to 20% range.

I’d now like to spend a moment on our pipeline. During our call last quarter, we noted we had

Second Quarter Conference Call Outline

$384 million of completed and committed investments and had another $200 million in our pipeline. Since that time, we have closed on or expect to close on shortly approximately $100 million of that pipeline to bring us to $480 million in total and are actively working on closing the remaining balance which will depend upon our total leverage, which we have set in the range of 50-60%. The next round of transactions will probably be comprised primarily of direct hotel investments but there are a few mezzanine investments included as well within our targeted range. We are moving forward on several investments where we have reached conditional agreements, subject to due diligence to proceed to closing.

I will now turn the call back to Monty for brief concluding remarks.

Concluding Remarks – Monty Bennett

Thank you, Doug

Our optimism is based on a few key points:

1.	We continue to find solid deals in the marketplace with very attractive current returns.

2.	The 9 hotel portfolio announced yesterday has a solid trailing unleveraged EBITDA yield of 12.6%

3.	At $480M invested and announced eleven months after our IPO, we are on track to hit our investment target of $500M — $600M within our first year of operations

4.	Year over year hotel operating profit is up by 10%

5.	Attractive financing opportunities are available such as the $210M financing announced yesterday.

6.	Our platform remains diversified

7.	We paid our first dividend earlier than expected, and it is growing.

That covers our prepared remarks. We will now be happy to answer any questions you may have.

Ending – Monty Bennett

Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our third quarter conference call.

Second Quarter Conference Call Outline